REGI U.S. INC. And Its Subsidiary, RadMax Technologies, Inc., Announce

Change of Officers

Spokane, Washington, March 27th, 2019, REGI U.S., Inc. (“REGI” or “RGUS” or “the Company”) (OTCQB:RGUS), The Board of Directors, Regi U.S., Inc. and its wholly owned subsidiary, RadMax Technologies, Inc. (RadMax), announced today that Michael Urso, Chief Executive Officer is stepping aside from the positions of Chief Executive Officer and REGI U.S. Board Member effective immediately to a new role as Vice President of Operations.

The Board of Directors has appointed Paul Chute, currently Chairman of the Board and CFO, to assume the title and responsibilities of CEO.

Mr. Urso previously agreed to transition from his previous role as COO to CEO to develop and advance the Company’s strategic plan while allowing time for Mr. Chute to deal with some health issues, which have now been resolved. During his tenure as CEO, Mr. Urso continued focusing the Company on prototype design, construction and testing with the ultimate goal of securing the Company’s first product and customer, which has now been accomplished.

On behalf of the Board of Directors, Mr. Chute congratulated Mr. Urso on his accomplishments and stated, “While we are sorry to hear of Mike’s decision to step aside from his current roles, we are very pleased to announce that he has elected to take on the role of Vice President of Operations. This will allow him to focus his full attention on accelerating company growth through product demonstration projects and product sales, as well as negotiated partnerships with strategic customers and organizations.”

RadMax has made significant progress over the past year under Mr. Urso’s and Senior Management’s leadership and is now in a position to transition the Company from an R&D company to a product-based, technology company.

REGI U.S. and RadMax Technologies encourage investors and interested parties to follow its progress on their website www.radmaxtech.com.

Forward Looking Statements:

Statements in this press release regarding the business of RadMax Technologies, Inc. and REGI U.S, Inc. (together the “Companies’”) which are not historical facts are “forward-looking statements” that involve risks and uncertainties, certain of which are beyond the Companies’ control. There can be no assurance that such statements will prove accurate, and actual results and developments are likely to differ, in some case materially, from those expressed or implied by the forward-looking statements contained in this press release. Readers of this press release are cautioned not to place undue reliance on any such forward-looking statements.

CONTACTS:

Regi U.S., Inc.

Paul W. Chute, CEO

(509) 474-1040 EX # 3

info@radmaxtech.com

7520 N. Market St. STE # 10

Spokane, WA. 99217-7800

Investor Relations Contact:

Jack Eversull, President

The Eversull Group, Inc.

972-571-1624

jack@theeversullgroup.com